Exhibit 23.2

Consent of independent auditor

Good Technology Corporation

Sunnyvale, California

We hereby consent to the use in the prospectus constituting a part of this registration statement of our report dated April 18, 2014, relating to the consolidated financial statements of BoxTone, Inc., which is contained in that prospectus.

We also consent to the reference to us under the caption “Experts” in the prospectus.

/s/ BDO USA, LLP

McLean, Virginia

March 5, 2015